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                                                                January 29, 1996



Physician Support Systems, Inc.
Route 230 and Eby-Chiques Road
Mt. Joy,  Pennsylvania  17552

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 3,450,000 shares of common stock, par value $.001 per share (the "Shares"), of Physician Support Systems, Inc., a Delaware corporation (the "Company"), pursuant to the Registration Statement (No. 33-80731) on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission, we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the terms of the issuance and sale of the Shares have been duly established in conformity with the Company's Certificate of Incorporation and the proceedings that we contemplate being taken prior to the issuance of the Shares have been completed, the Shares, when issued and sold as contemplated in the Registration Statement and assuming compliance with the Act, will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of our opinion as Exhibit 5.1 to the Registration Statement and to the



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Physician Support Systems, Inc.                                              -2-


reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

                                                HOWARD, DARBY & LEVIN
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